                                                                     Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                   NUCO2 INC.
                                     L51433

            Pursuant  to the  provisions  of  Section  607.1006  of the  Florida
Business Corporation Act, the corporation  hereinafter named (the "Corporation")
does hereby adopt the following Articles of Amendment.

1. The name of the Corporation is NuCo2 Inc.
2. Article VII of the Articles of  Incorporation  of the  Corporation is amended and restated in its entirety to read as follows:

                                  "ARTICLE VII

            The Corporation's Board of Directors shall consist of such number of directors as is determined from time to time by resolution  adopted by a vote of the  Board of  Directors  as  provided  for in the  Bylaws  of the  Corporation;
provided,  however,  that in no event shall the number of directors be less than three (3). The  directors  shall be divided  into three (3) classes,  designated
Class I, Class II and Class III. Each class shall  consist,  as nearly as may be possible,  of one-third (1/3) of the total number of directors  constituting the entire  Board of  Directors.  Initial  Class I directors  shall serve for a term ending upon the annual meeting of  shareholders  held in 2004,  initial Class II directors  shall serve for a term ending upon the annual meeting of shareholders held in 2005 and initial Class III directors  shall serve for a term ending upon the annual  meeting of  shareholders  held in 2006.  At each  succeeding  annual meeting of shareholders  beginning with the annual meeting of shareholders  held in 2004,  successors to the class of directors whose term expires at such annual meeting  shall be elected for a three year term.  If the number of  directors is changed,  any increase or decrease shall be apportioned  among the classes so as to maintain  the number of  directors in each class as nearly equal as possible, and any  additional  director of any class  elected to fill a vacancy  resulting from an increase in such class shall hold office for a term that shall  coincide with the  remaining  term of that  class,  but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold  office  until  the  annual  meeting  for the year in which his or her term expires  and until his or her  successor  shall be  elected  and shall  qualify, subject,  however, to prior death,  resignation,  incapacitation or removal from office,  and except as otherwise  required by law. In the event such election is not  held  at an  annual  meeting  of  shareholders,  it  shall  be  held at any adjournment thereof or a special meeting."

3. The date of adoption of the aforesaid amendment was December 10, 2003.
4. The number of votes cast for the aforesaid  amendment by the shareholders was sufficient for the approval thereof.

Dated: December 10, 2003

                                                NUCO2 INC.

                                                By: /s/ Eric M. Wechsler
                                                    ------------------------
                                                    Eric M. Wechsler,
                                                    Secretary